Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-188735, 333-151812, 333-122974, 333-108128, 333-56980 and 333-166507) and Form S-3 (File Number 333-182100) of Cott Corporation of our report dated March 4, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor footnote described in Note 24 as to which the date is May 11 2015, which appears in this Form 8-K.

Tampa, Florida

May 11, 2015